MANAGEMENT SERVICES AGREEMENT


THIS MANAGEMENT SERVICES AGREEMENT (the "Agreement") is entered into by and between International Marketing Dynamics, Inc., a Utah corporation with its offices in California ("IMD"), and Spunky Productions LLC, a Georgia limited liability company ("Spunky"), as of the date the last party executes this Agreement (the "Effective Date"). In consideration of the mutual covenants and agreements in this Agreement, IMD and Spunky agree as follows:

1. Management Services. Spunky will be exclusively responsible for managing and performing all creative, business development, and sales and marketing services on IMD's project entitled TwoDog.Net (the "Services"). The Services are described in detail in a Statement of Work attached hereto as Exhibit A ("Statement of Work"), hereby incorporated into this Agreement. The parties may agree upon additional Services to be performed by Spunky pursuant to the terms of this Agreement. Such additional Services shall be described in additional Statements of Work, executed by the parties and thereby incorporated into and made a part of this Agreement.

2. Location. The Services will be performed in Atlanta, Georgia, unless otherwise agreed to by IMD and Spunky. Spunky shall operate from its offices in Atlanta, Georgia for a minimum time period of six (6) months after the Effective Date.

3. Acceptance. When in Spunky's opinion it has completed the Services or a milestone described in a Statement of Work, Spunky shall provide written notification of such event to IMD. IMD shall have an acceptance period of thirty
(30) days, unless otherwise specified in the Statement of Work, from the date of Spunky's notice ("Acceptance Period"), in which to perform reviews to determine if the Services or milestone has been completed in accordance with the Statement of Work. On or prior to the expiration of such Acceptance Period, IMD shall have the right to give written notice of unsatisfactory performance and rejection of same, pursuant to the Warranty described in Section 6, and Exclusive Remedy in
Section 8,  hereof.  Failure  of IMD to provide  such  notice of  Acceptance  or
non-Acceptance   within  the  time  frame  set  forth  above  shall   constitute
Acceptance.

4.      Works Made for Hire; Ownership of Equipment.

(a) All works created as a result of the performance of the Services are specifically intended to be "works made for hire" by Spunky for IMD, as defined by U.S. copyright law, or, if such works are not eligible for such designation under U.S. copyright law, Spunky hereby assigns all rights, title and interest in and to the works to IMD. In the event a determination is made that Spunky has an ownership interest in the works, Spunky shall upon IMD's request assign in a separate writing all right, title and interest in and to the works to IMD. Spunky agrees to execute all materials and provide assistance to IMD to record IMD's ownership interests. The foregoing notwithstanding, Spunky may retain and show copies of works produced by Spunky under this Agreement solely to demonstrate its creative work.

(b) All equipment purchased by Spunky and reimbursed by IMD, or purchased by IMD for Spunky, shall be owned by IMD.

5. Nonexclusive License to Previously Developed Materials. If the work product created hereunder contains materials Spunky or others previously developed, patented or copyrighted and not developed hereunder, Spunky hereby grants IMD an irrevocable, perpetual, world-wide, royalty-free nonexclusive license to use, copy, modify, license, make derivative works of, distribute, publicly display, publicly perform, import, manufacture, have made, sell, offer to sell, exploit and sublicense such materials to the extent necessary for IMD to exercise its rights, title and interest in the work product.


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

6. Representation and Warranty; Limitation on Claims. Spunky represents to IMD that its employees have sufficient expertise, training and experience to satisfactorily accomplish the Services. Spunky warrants that the Services will be performed in a professional and workmanlike manner (the "Warranty"). No action under the foregoing Warranty may be claimed or brought after the term of this Agreement.

7. Disclaimer of Additional Warranties. EXCEPT AS PROVIDED IN THE PREVIOUS SECTION, SPUNKY MAKES NO WARRANTIES WITH RESPECT TO THE SERVICES OR DELIVERABLES OR OTHER GOODS, TRAINING OR SERVICES PROVIDED BY SPUNKY, EXPRESS OR IMPLIED, ORAL OR WRITTEN, INCLUDING BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, AGAINST INFRINGEMENT, AND OF FITNESS FOR A PARTICULAR PURPOSE.

8. Exclusive Remedy; Limitation on Liability. IMD's exclusive remedy under the foregoing warranty shall be limited to Spunky repeating the performance of the Services not performed in accordance with said warranty, in the exercise of Spunky's best efforts to perform such Services in accordance with said warranty. In no event shall Spunky be liable for consequential, incidental, special, or indirect damages, or loss of profits or revenue, regardless of any knowledge or notification of the likelihood of such damages occurring.

9. Damages Cap. In no event shall Spunky be liable for any damages hereunder in an amount in excess of the aggregate Management Fees paid to Spunky by IMD during the Term.

10. IMD Cooperation and Assistance. IMD shall cooperate with Spunky with regard to the performance of the Services hereunder, including but not limited to providing to Spunky such information, data, access to premises, management decisions, approvals, and acceptances as may be reasonable to permit Spunky to provide the Services.

11. Fees. IMD agrees to pay Spunky the Start-up Fees, the Management Fees, the Fixed Budget Fees, and the Expense Budget Fees (collectively, the "Fees").

(a) The Start-up Fees shall be a reasonable amount required for, and shall be used by Spunky to make, initial equipment and furniture purchases, initial rent payments, and other related start-up expenditures. The Start-up Fees shall be due and payable upon invoice by Spunky.

(b) The Management Fees shall be $12,291 in November, and $17,501 per month thereafter for the term of this Agreement, and shall be due and payable upon invoice by Spunky.

(c) The Fixed Budget Fees shall be used to reimburse Spunky for the reasonable cost of studio rent, high speed Internet connection, telephone line and hardware, furniture leases, employee expenses other than for Karl, Craig, and Paul Kronenberger, independent contractor costs, and all other fixed costs incurred by Spunky in performing the Services. Spunky shall invoice IMD for the Fixed Budget Fees monthly, and the Fixed Budget Fees shall be due and payable upon invoice receipt.

(d) The Expense Budget Fees shall be used to reimburse Spunky for authorized monthly variable expenses, which shall include reasonable expenses for printing, color copies, postage, cellular telephone service, long distance telephone, travel, trade publications and books, accounting and legal fees, art supplies, and all other variable costs incurred by Spunky in performing the Services. Spunky shall invoice IMD for the Expense Budget Fees monthly, and the Expense Budget Fees shall be due and payable upon invoice receipt.

(e) IMD shall pay interest on Fees unpaid within forty-five (45) days of the date such Fees were due and payable, at the lower of eighteen percent (18%) per annum, or the maximum rate permissible under applicable law.


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

 12. Merchandising Rights.

(a) IMD will pay to Spunky, on every March 1 for the year ending on the previous December 31, one percent (1%) of quarterly gross revenues from merchandising and licensing of (a) content created by Spunky hereunder, and
     (b) all derivative works created from such content, including but not limited to works or derivative works sold or licensed for use on Internet sites other than TwoDog.Net, television programs, films, apparel, toys, food packaging, and any medium that comes into existence in the future ("Merchandising Rights"). These rights shall survive the termination of this Agreement and/or the employment of Spunky personnel by IMD.

(b) IMD shall maintain accurate and complete records of all amounts payable to Spunky hereunder following generally recognized commercial accounting practices. IMD shall retain such records for three (3) years from the date of final payment for Merchandising Rights covered by this Agreement.

(c) Spunky, and its authorized agents or representatives, may audit IMD's records described in the preceding subsection during normal business hours and upon reasonable prior notice. Audits shall not unreasonably disrupt IMD's business operations. Spunky may inspect, photocopy and retain copies of such records, if Spunky in its sole discretion deems such retention necessary. If such an audit reveals a payment discrepancy greater than ten percent (10%) of a quarterly payment, IMD shall bear the cost of such audit.

13.  Stock Options for Spunky Members.

(a) Concurrent with the execution and delivery of this Agreement by IMD, Karl Kronenberger, Craig Kronenberger, and Paul Kronenberger (the "Brothers") shall each receive an option to purchase, subject to vesting, three hundred thirty-three thousand (333,333) shares of the common stock of IMD ("Option Shares"), upon identical terms.

(b) The Option Share exercise price shall be equal to the actual price paid by investors in the proposed 2,250,000 share public offering, discounted by fifteen percent (15%). If any vesting occurs before the filing of an SB-2 form with the SEC for such offering, the exercise price for that vesting period shall be $4 per share.

(c)  The date of issuance of the options shall be the Effective Date.

(d) No Option Shares shall be vested initially. So long as Spunky continues to provide services to IMD, or so long as any of the Brothers are employed by IMD, upon each anniversary of the date of issuance of the options, 66,667 additional Option Shares for each Brother shall become vested and purchasable under each option, for a total of 200,001 additional vested Option Shares each year, over a 5-Year period.

(e)  In the event of a  Transaction,  all Option  Shares  shall  immediately  be vested effective two days prior to the closing of such Transaction. "Transaction" means any: (a) dissolution or liquidation of IMD; (b) merger, consolidation, share exchange, combination, reorganization, or like transaction in which IMD is not the survivor or the parent of the resulting entity; (c) sale or transfer (other than as security for IMD's obligations) of all or substantially all of the assets of IMD; or, (d) sale or transfer of fifty percent (50%) or more of the issued and outstanding IMD stock by the IMD stockholders in a single transaction or in a series of related transactions.

(f)  If IMD  terminates  this  Agreement  in any manner not in  accordance  with
     Section 15, or if Spunky terminates in accordance with Section 15(a)(1), or if IMD terminates the employment of one of the Brothers without Cause or if any of the Brothers terminates such employment for Good Reason (as defined consistently with Employment Agreements with the Brothers), all Option Shares owned by the subject Brother(s) shall immediately be vested. If IMD terminates this Agreement in accordance with Section 15(a)(1), all stock options that have not vested will be forfeited by Spunky and the Brothers. If IMD terminates the employment of any of the Brothers for Cause (as defined


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

     consistently with Employment Agreements with the Brothers), all stock options that have not vested for the Brother(s) terminated will be forfeited by the Brother(s).

     (g) The terms of this stock option provision shall not change if the Brothers become employees of IMD.

14. Relocation and/or Conversion to Employee Status. In the event of a move by Spunky, or the members of Spunky, to California, in connection with this Agreement, IMD will:

     (a) Increase the Management Fees as mutually agreed by the parties;

     (b) Come to a mutual agreement with Spunky on where to locate a studio and offices in the Northern California area, to attract and be in close proximity to the quality artists and writers that are necessary to the TwoDog.Net project; and,

     (c) Pay a Company Relocation Fee as mutually agreed by the parties.

15.  Termination.

     (a) This Agreement  shall terminate on December 31, 1999. The foregoing not
     withstanding,   this  Agreement  may  be  terminated  under  the  following circumstances:

     1. If either party materially defaults in its performance under this Agreement, and fails to either substantially cure such default within thirty
(30) days after receiving written notice specifying the default or, for those defaults that cannot reasonably be cured within thirty days, promptly commence curing such default and thereafter proceed with all due diligence to substantially cure the same, then the party not in default may terminate this Agreement by giving the defaulting party at least thirty (30) days prior written notice thereof, as of a date specified in such notice.

     2. The Agreement shall terminate if, upon re-negotiation and agreement of lMD and all members of Spunky, the members of Spunky become employees of IMD.
(b) Upon termination of this Agreement, each party shall, upon the request of the other: (i) return all papers, materials and properties of the other held by such party, (ii) provide reasonable assistance in the termination of this Agreement, as may be necessary for the orderly, nondisrupted business continuation of each party.

16. Interface. Spunky shall interface directly with Nasser Hamedani and Sholeh Hamedani during the term of this Agreement (the "Term").

17. Confidentiallty.

     (a) Each party ("Recipient") acknowledges it will have access to and acquire Proprietary Information of the other party ("Owner"). Each party acknowledges that the misappropriation, unauthorized use or disclosure of the Proprietary Information would cause irreparable harm to Owner. Recipient will hold in a fiduciary capacity for the benefit of Owner, and shall not directly or indirectly use, copy, reproduce, distribute, manufacture, duplicate, reveal, report, publish, disclose or cause to be disclosed, or otherwise transfer any Proprietary Information to any third party, or utilize such information for any purpose, except as expressly contemplated by this Agreement or authorized in writing by Owner.

     (b) As used in this Agreement, "Proprietary Information" means Confidential Information and Trade Secrets. "Confidential Information" means confidential or proprietary information of Owner, other than Trade Secrets, of value to Owner, including without limitation future business plans, strategies, information regarding executives and employees, and the terms and conditions of this Agreement, as well as any data or information defined herein as a Trade Secret, but which is determined by a court of competent jurisdiction not to rise to the level of a trade secret under applicable law. "Trade Secrets" means information of Owner, without regard to form, including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, discoveries, developments, designs, financial data, financial plans, product plans, technical documentation and specifications, or lists of actual or potential clients or suppliers which: (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable


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

by proper means by, other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

     (c) Notwithstanding the other provisions of this Agreement, nothing received by Recipient from Owner will be considered to be Owner's Information if: (i) it has been published or is otherwise available or becomes available to the public other than by a breach of this Agreement; (ii) it has been rightfully and lawfully received by Recipient from a third party without confidentiality limitations; (iii) it has been independently developed by Recipient without the use of the Proprietary Information; (iv) it was known by Recipient prior to its first receipt from Owner; (v) it is hereafter disclosed by Owner without restriction on further disclosure; or (vi) it is required to be disclosed to any governmental agency, court of competent jurisdiction pursuant to a written order, subpoena or by operation of law, provided Recipient has given prior notice to Owner in order that Owner may attempt to obtain a protective order limiting disclosure and use of the information disclosed.

18. Reasonableness; Remedies. Each party acknowledges and agrees that the other party will or would suffer irreparable injury if a party were to violate any of the provisions of the previous "Confidentiality" provision, and that in the event of a breach by a party of that provision, the other party shall be entitled to an injunction restraining such party from such breach.

19. Survival. The parties hereto acknowledge and agree that, in addition to any other provisions that expressly provide for such survival, Sections 5, 7-9, 12,17-18, and 20 hereof shall survive termination or expiration of this Agreement.

20. Miscellaneous.

(a) Spunky and IMD are independent principals in all relationships and actions under and contemplated by this Agreement. This Agreement shall not be construed to create any employment relationship, partnership, franchise, joint venture, or agency relationship between the parties or to authorize Spunky to enter into any commitment or agreement binding on IMD. IMD contracts facilitated by Spunky pursuant to this Agreement will be delivered to IMD in California for execution by IMD.

(b) Neither party shall assign, transfer or subcontract this Agreement without the prior consent of the other party, which consent shall not be unreasonably withheld. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(c) Any invalid provisions shall be severed from this Agreement and the remaining provisions shall be enforced to the extent necessary to protect the interests of the aggrieved party.

(d) Except with respect to payment obligations of IMD hereunder, neither party shall be responsible for any delay or failure in performing any part of this Agreement when it is caused by fire, flood, explosion, war, strike, embargo, government requirement, civil or military authority, act of God, act or omission of carriers or other similar causes beyond its control (hereinafter collectively called "Condition"). If any such Condition occurs, the party delayed or unable to perform shall give immediate notice to the other party and the party affected by the other's delay or inability to perform may elect to terminate the affected Statement of Work, or delay performance of such Statement of Work until the Condition ceases.

(e) Any notice or other communication required hereunder shall be made in writing, and either delivered by hand to or by certified mail of Federal Express or other recognized overnight carrier addressed to IMD or Spunky at the addresses written below. Notices shall be deemed to be given upon actual receipt if hand delivered or upon the third (3rd) business day following the mailing thereof.


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
----------------------------------------------------------------------
If to Spunky, to:                    If to IMD, to:

Spunky Productions,  LLC             International Marketing Dynamics,  Inc.
Studio M-101                         Livermore, CA 94550
Box 47                               Attn.: Nasser Hamedani,
887 W. Marietta St.                         Chief Executive Officer
Atlanta,  GA 30318
Attn.: Karl Kronenberger
----------------------------------------------------------------------

With a copy to:                      With a copy to:

Red Hot Law Group of Ashley  LLC     Evers & Hendrickson,  LLP
2970 Clairmont  Road                 155 Montgomery  Street,  12th Floor
Suite 950                            San Francisco,  CA 94104
Atlanta,  GA 30329                   Attn.:  Frederick K. Koenen
Attn.:  John A. Gibby
----------------------------------------------------------------------

(f) This Agreement is entered into in, and shall be governed by and construed under the laws of the State of California, without regard to that state's conflict of laws principles. The parties hereto agree to venue in the state court located in Alameda County, California.

(g) No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof or thereof, and no waiver shall be effective unless made in writing and signed by an authorized representative of the waiving party.

(h) This Agreement, together with its Statements of Work executed by the parties hereto, constitutes the entire agreement between IMD and Spunky with respect to the subject matter of this Agreement and supersedes any prior agreements or understandings with respect to the subject matter hereof. No amendment or waiver of this Agreement or any provision hereof shall be effective unless in a writing signed by both of the parties.

     IN WITNESS WHEREOF, Spunky and IMD have executed and delivered this Agreement as of the Effective Date.



International Marketing Dynamics, Inc.:         Spunky Productions LLC:

By: /s/ Nasser Hamedani                           By:/s/ Karl Kronenberger
   -----------------------------------               ---------------------------
   Nasser Hamedani, Chief Executive Officer          Karl Kronenberger

Date:        1/20/99                           Title: PRINCIPAL
     --------------------------------                ---------------------------
                                                Date: 12/21/98
                                                     ---------------------------


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

                                    EXHIBIT A

                              Statement of Work #1

                         Management Services Agreement

                                    between

                     International Marketing Dynamics, Inc.

                                      and

                             Spunky Productions LLC

Services:

Creative Services. Stage 1: November 15, 1998-February 1, 1999
Spunky  will be  responsible  for  the  following  general  creative  tasks  for
TwoDog.Net: developing the creative vision; art directing; writing copy; graphic design; illustration; animation; coding; front-end database creation; and, integrating audio files into the site. The specific creative goals are as follows:

Theme Animation
Adding animation and sound to the search engine themes.

My Stuff/Keep Out Expansion
This includes the following ideas for execution: Name or nickname; Self Esteem Comment; Create your own calendar; Factoid of the day; Incentive Program to reward kids for visiting and completing tasks in the site; Survey of the Day

Board of Directors
This is a place where kids can control the content, design and structure of TwoDog.net. Kids will have a chance to give feedback through a discussion list that is monitored. Seven kids will be elected by other kids to the board. The board will control the issues at hand and what the outcome will be for those issues. The kids elected to the board will receive a diploma and stock for being elected.

Creative Services, Stage 2: February 1-December 31, 1999

Spunky will maintain the content created as of February 1, as well as work on other creative ideas, to include the following:

Personalized E-mail
After School Lounge
History Calendar
Learn your ABC's and 123's
Story-time
Researcher for Kids
Games
Business Development Concepts (for Sponsors)
Weather Site
The Human Body
Student Atlas

The Stage 2 Creative Services may not be fully implemented by December 31, 1999.


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

                         Business Development Services

Spunky will work to negotiate and create customized, multi-party legal and revenue sharing agreements with prospective sponsors and content providers. Spunky will then monitor the efficiency of the revenue models and interactive tools for sponsors, and recommend appropriate adjustments.

Spunky will also develop the privacy policy to give to sponsors, as well as monitor its application. The privacy policy will be based upon guidance from the FCC, as well as a model policy for children's privacy created by the Better Business Bureau.



                                 Sales Services

Spunky will develop a database of prospective sponsors, broken down by target market and level of online marketing spending; develop a sales kit with these target sponsors in mind; make a large mailing upon the consumer-launch of TwoDog.Net; work with the PR team to develop the materials for the investor-sponsorship program; and, implement the sales plan.

After a sponsorship sale, Spunky will continue to monitor the relationship with the sponsor. This includes providing periodic reports on user hours (stream analysis), modifying the site to maximize the sponsors relationship marketing opportunities, and monitoring all multi-party agreements to ensure compliance



                     Marketing / Public Relations Services

Spunky will work with others in the IMD team to make certain that television infomercials, parenting magazine advertising / advertorials, etc., all integrate well with the overall marketing and public relations message. Spunky will manage the following marketing campaigns and activities: Online Marketing Campaign; Public Relations Campaign; Attending Conferences and Trade Shows; Fund-Raising Sales Program; and, Relationship Marketing.


International Marketing Dynamics, Inc.:         Spunky Productions LLC:

By: /S/ Nasser Hamedani                           By:/s/ Karl Kronenberger
   -----------------------------------               ---------------------------
   Nasser Hamedani, Chief Executive Officer          Karl Kronenberger

Date:        1/20/99                           Title: PRINCIPAL
     --------------------------------                ---------------------------
                                                Date: 12/21/98
                                                     ---------------------------